Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 23, 2003 (the "Agreement"), by and among ASA International Ltd., a Delaware corporation (the "Purchaser") and the persons listed on the signature pages hereof (collectively, the "Selling Stockholders").

     In consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   Article I

                           SALE AND PURCHASE OF SHARES

     1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date the Selling Stockholders will sell, and the Purchaser will purchase, an aggregate of 225,625 shares (the "Shares") of the common stock, $0.01 par value per share (the "Common Stock"), of Omtool, Ltd., a Delaware corporation (the "Company") for a purchase price of $3.00 per share, subject to payment of the Additional Purchase Amount as provided in Section 1.2. Each Selling Stockholder shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder's name on Schedule 1.1 hereto. Purchaser's payment for the Shares on the Closing Date shall be made to the Selling Stockholders, against the Selling Stockholders' delivery of stock certificates representing the Shares, together with stock powers duly endorsed in blank therefore, signature guaranteed, by wire transfer of immediately available funds. The closing of the purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place at 4:00 p.m. EST on May 23, 2003 (the "Closing Date").

     1.2 Additional Purchase. As additional consideration for purchase and sale of the Shares contemplated hereby, if within twelve (12) months of the date hereof the Purchaser or any subsidiary of the Purchaser directly or indirectly acquires, enters into a letter of intent or definitive agreement or similar document to purchase, or otherwise agrees in writing to purchase (whether or not such transaction closes within such 12-month period), any shares of Common Stock of the Company from the Company or from a third party in a private or public transaction at a per share price (without giving effect to any stock split, stock dividend or other transaction affecting the Common Stock occurring after the date hereof) in excess of $3.00 per share (any such purchase or agreement, a "Purchase Event"), the Purchaser shall pay to the Selling Stockholders as soon as reasonably possible, but not longer than within three (3) business days of the closing of the transaction contemplated by the Purchase Event by wire transfer of immediately available funds the Additional Purchase Amount. For purposes of this Section 1.2, the Additional Purchase Amount paid to Selling Stockholders shall be the product obtained by multiplying (x) the difference obtained by subtracting $3.00 from the per share price paid by the Purchaser in the Purchase Event (without giving effect to any stock split, dividend or other transaction affecting the Common Stock occurring after the date hereof), by (y) 50%, by (z) 225,625. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 1.2 shall not apply if at the time of such Purchase Event, the Common Stock is no longer registered pursuant to the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

                  The Selling Stockholders each hereby represent, severally and not jointly, to the Purchaser that:

     2.1 Authorization of Agreement. Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Selling Stockholder Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and each of the Selling Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required limited partnership action on the part of the Selling Stockholders.

     2.2 Ownership and Transfer of Shares. Such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Schedule 1.1. Other than as set forth in the legends on the certificates for the Shares, such Selling Stockholder has good and marketable title to such Shares, free and clear of any and all options, calls, contracts, commitments, demands, liens, charges, security interests, equities, claims, pledges or encumbrances whatsoever ("Liens"). Such Selling Stockholder has the full, absolute and entire power, legal right and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and, upon delivery of such Shares and payment therefor pursuant hereto, such Shares will be owned of record and beneficially by the Purchaser and good and marketable title to such Shares, free and clear of all Liens, will pass to the Purchaser.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Selling Stockholders that:

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
     3.1 Authorization of Agreement. The Purchaser has full all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.2 Investment Intention. The Purchaser is acquiring the Shares for its own accounts, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof in violation of applicable securities laws; provided, however, that the Purchaser shall at all times retain control over the disposition of its assets. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     3.3 Sophistication. The Purchaser is an "Accredited Investor" (as such term is defined in Rule 501 of Regulation D of the Securities Act). The financial situation of the Purchaser is such that it can afford to bear the economic risk of holding the unregistered Shares for an indefinite period of time and the Purchaser can afford to suffer the complete loss of its investment in the Shares. The Purchaser is a sophisticated financial buyer in the business of assessing and assuming investment risks with respect to securities, including securities such as the Shares. The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.

                                   ARTICLE IV

                                  MISCELLANEOUS

     4.1 Expenses. The Selling Stockholders and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     4.2 Entire Agreement and Amendments. This Agreement (including any schedule or annex hereto) represents the entire understanding and agreement

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
between the parties hereto with respect to the subject matter hereof and can be amended only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment or waiver is sought.

     4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     4.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     The Selling Stockholders:   c/o Summit Partners
                                 222 Berkeley Street, 18th Floor
                                 Boston, MA 02116
                                 Fax: 617-824-1132
                                 Attn: Thomas Farb

     with a copy (which shall
     not constitute notice) to:  Weil, Gotshal & Manges LLP
                                 100 Federal Street
                                 Boston, MA 02110
                                 Fax: 617-772-8333
                                 Attn: Steven M. Peck

     The Purchaser:              ASA International Ltd.
                                 10 Speen Street
                                 Framingham, MA 01701
                                 Fax: 508-626-0644
                                 Attn: Alfred C. Angelone

     with a copy (which shall
     not constitute notice) to:  Epstein Becker & Green, P.C.
                                 111 Huntington Avenue
                                 Boston, MA 02199
                                 Fax: 617-342-4001
                                 Attn: Paul D. Broude

     4.5 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     4.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or

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
obligations hereunder may be made by either the Selling Stockholders or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto.

     4.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     4.8 Post-Closing Actions. The Purchaser and the Selling Stockholders acknowledge that the certificates to be delivered at Closing representing the Shares do not reflect a one-for-seven stock split of the Company's Common Stock effective January 15, 2003. Additionally, following the Closing, the Purchaser agrees to use commercially reasonable efforts to cause to be delivered to the Selling Stockholders reasonably promptly certificates representing 884 shares of Common Stock in the name of Summit Investors III, L.P. and 16,116 shares of Common Stock in the name of Summit Ventures IV, L.P., such shares being the number of shares represented by the certificates delivered at Closing that are not being purchased by the Purchaser hereunder. The Selling Stockholders agree to cooperate with the Purchaser in connection with such delivery of stock certificates to the Selling Stockholders.

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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                             PURCHASER:

                             ASA INTERNATIONAL LTD.


                             By:/s/Terrence C. McCarthy
                                -------------------------
                                Name:  Terrence C. McCarthy
                                Title: Vice President and Treasurer


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
                             SELLING STOCKHOLDERS:


                             SUMMIT VENTURES IV, L.P.

                             By: Summit Partners IV, L.P.
                             Its General Partner

                             By: Stamps, Woodsum & Co. IV
                             Its General Partner


                             By: /s/Thomas F. Farb
                                 --------------------------
                             Name:  Thomas F. Farb
                             Title: General Partner



                             SUMMIT INVESTORS III, L.P.


                             By: /s/Thomas F. Farb
                                 --------------------------
                             Name:  Thomas F. Farb
                             Title: General Partner



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
                                  SCHEDULE 1.1

Selling Stockholders                Shares to be sold       Net Sale Proceeds
--------------------                -----------------       -----------------

Summit Ventures IV, L.P.            213,879                 $641,637
Summit Investors III, L.P.          11,746                  $35,238


                           Total:   225,625                 $676,875
                                    -------                 --------


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